Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned parties hereby agrees to file jointly the statement on Schedule 13D (including any amendments thereto) with respect to the acquisition or disposition of common stock, $0.25 par value per share, of AMERCO, or any other material changes requiring such a filing.

Each of the undersigned parties agree that each is responsible for the timely filing the statement on Schedule 13D (including any amendment thereto), and for the completeness and accuracy of the information concerning such party contained therein, but none of them is responsible for the completeness or accuracy of the information concerning the other parties making the filing unless such party knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

Dated: December 14, 2015

/s/ Edward J. Shoen
Edward J. Shoen, individually and as trustee of the MVS 028 Trust

/s/ Mark V. Shoen
Mark V. Shoen, individually, as trustee of the EJS 028 Trust, and as President of Blackwater Investments, Inc.

/s/ James P. Shoen
James P. Shoen, individually and General Partner of JPS Partners LTD

/s/ Rosemarie T. Donovan
Rosemarie T. Donovan, as trustee of the several Shoen Irrevocable Trusts

/s/ David L. Holmes
David L. Holmes, as trustee of the several Irrevocable “C” Trusts